Exhibit 99.1

News	Release	News	Release	News	Release

FOR IMMEDIATE RELEASE

Media Contacts:
Susan Korchak, susan.korchak@aexp.com, +1.212.640.4953
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts:
Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.1958
Rick Petrino, richard.petrino@aexp.com, +1.212.640.5574

AMERICAN EXPRESS REPORTS FOURTH QUARTER EPS OF $1.01, UP 15% FROM A YEAR AGO
CARDMEMBER SPENDING AT RECORD LEVELS
EXPENSE GROWTH SLOWS

(Millions, except per share amounts)

	Quarters Ended December 31,		Percentage Inc/(Dec)		Years Ended December 31,		Percentage Inc/(Dec)
	2011	2010			2011	2010
Total Revenues Net of Interest Expense	$7,742	$7,244	7%		$29,962	$27,582	9%
Income From Continuing Operations	$1,192	$1,062	12%		$4,899	$4,057	21%
Income From Discontinued Operations, net of tax1	$-	$-	-%		$36	$-	#	%
Net Income	$1,192	$1,062	12%		$4,935	$4,057	22%
Earnings Per Common Share – Diluted:
Income From Continuing Operations Attributable to Common Shareholders2	$1.01	$0.88	15%		$4.09	$3.35	22%
Income from Discontinued Operations1	$-	$-	-%		$0.03	$-	#	%
Net Income Attributable to Common Shareholders2	$1.01	$0.88	15%		$4.12	$3.35	23%
Average Diluted Common Shares Outstanding	1,163	1,194	(3	) %	1,184	1,195	(1	) %
Return on Average Equity	27.7%	27.5%			27.7%	27.5%

# Denotes a variance of more than 100%

New York – January 19, 2012 - American Express Company (NYSE: AXP) today reported fourth-quarter net income of $1.2 billion, up 12 percent from $1.1 billion in the year-ago period. Diluted earnings per share was $1.01, up 15 percent from $0.88 a year ago.

Consolidated total revenues net of interest expense were $7.7 billion in the fourth quarter of 2011, up 7 percent from $7.2 billion in the year-ago period. The increase largely reflected continued strong growth in cardmember spending and higher travel commissions and fees. These increases were partially offset by a slight decrease in net interest income that reflected lower yields on the loan portfolio.

1	Income from discontinued operations primarily reflects the resolution of certain prior years’ tax items related to American Express Bank Ltd., which was sold to Standard Chartered PLC during Q1’08.

2
Represents income from continuing operations or net income, as applicable, less earnings allocated to participating share awards and other items of $14 million and $12 million for the three months ended December 31, 2011 and 2010, and $58 million and $51 million for the twelve months ended December 31, 2011 and 2010, respectively.

Adjusted for foreign currency translations, consolidated total revenues net of interest expense also rose 7 percent this quarter compared to a 6 percent increase (9 percent before adjustment) in the third quarter of 2011.3

Consolidated provisions for losses totaled $409 million compared to $239 million in the year-ago period. The provision increase reflected a larger reserve release in the year-ago period and higher loans outstanding in the current period, partially offset by lower net write-offs in the current period. Credit indicators continued to be at historically low levels.

Consolidated expenses totaled $5.6 billion, up 1 percent from $5.5 billion in the year-ago period. That increase was a significant reduction from the growth rates of recent quarters and reflected lower marketing and promotion expenses, slower increases in rewards costs and, as planned, slower growth in operating expenses. The current quarter results include $49 million ($32 million after-tax) of restructuring and other reengineering costs compared to $113 million ($74 million after-tax) from the year-ago period.

The effective tax rate was 32 percent, compared to 28 percent in the year-ago quarter.

The company's return on average equity (ROE) was 27.7 percent, up from 27.5 percent a year ago.

“Results for the quarter underscored the ability of our spend-centric model to generate revenue and earnings growth at a time when consumer behavior and regulations are changing the economics of the revolving credit business,” said Kenneth I. Chenault, chairman and chief executive officer, American Express.

“Cardmembers spent a record amount on their American Express cards, continuing a trend that has translated into overall share gains during the last two years. Billed business rose 11 percent, showing broad-based improvements from the strong levels of a year ago. Online spending was strong as we capitalized on the accelerating popularity of digital commerce. Revolving credit balances grew, but at a much slower rate than spending as Cardmembers continued to manage their debt and household finances more cautiously. Credit quality remained excellent, with past-due loans and write-offs at historically low levels.

3
This FX adjusted information, which constitutes non-GAAP financial measures, assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended December 31, 2011 and September 30, 2011 apply to the period(s) against which such results are being compared).  The company believes the presentation of information on an F/X adjusted basis is helpful to investors by making it easier to compare the company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates. Consolidated total revenues net of interest expense were$7.6 billion in the third quarter of 2011 and $7.0 billion in the third quarter of 2010.

“While we continued to make substantial investments in the business, we adjusted our budgets to reflect the end of the receipt of litigation-related payments and a diminishing benefit from reserve releases. As planned, operating expense growth declined significantly from the level of prior quarters.

“The overall recovery in the U.S. remains uneven and the environment in Europe continues to pose challenges for the global economy. But, we start 2012 from a position of strength and with a unique network that connects millions of consumers, merchants and businesses around the world. A network based on service, relationships, data and market insights is a tremendous asset for a digital age when the boundaries between online and offline commerce are being quickly redefined.”

Segment Results

U.S. Card Services reported fourth-quarter net income of $727 million, up 4 percent from $700 million in the year-ago period.

Total revenues net of interest expense increased 5 percent to $3.9 billion from $3.7 billion in the year-ago period. The increase was driven by higher cardmember spending and slightly higher net interest income despite lower yields on the loan portfolio.

Provisions for losses totaled $269 million, up from $111 million in the year-ago period. The provision increase reflected a larger reserve release in the year-ago period and higher loans outstanding in the current period, partially offset by lower net write-offs in the current period. Credit indicators continued to be at historically low levels.

Total expenses decreased 4 percent. Marketing, promotion, rewards and cardmember services expenses remained flat to the year-ago period. Higher volume-related rewards and cardmember services costs were offset by lower marketing and promotion costs. Salaries and employee benefits and other operating expenses decreased 10 percent, primarily reflecting higher restructuring and other reengineering costs in the year-ago period.

The effective tax rate was 38 percent compared to 34 percent in the year-ago quarter.

International Card Services reported fourth-quarter net income of $152 million, up 54 percent from $99 million in the year–ago period.

Total revenues net of interest expense increased 8 percent to $1.3 billion. The benefit from higher cardmember spending and revenues related to Loyalty Partner were partially offset by lower net interest income.

Provisions for losses totaled $84 million, up 5 percent from $80 million in the year-ago period.

Total expenses increased 5 percent, primarily reflecting the acquisition of Loyalty Partner earlier in the year. Marketing, promotion, rewards and cardmember services expenses rose 9 percent from year-ago levels, and included increased investments in marketing and promotion and higher volume-related rewards costs. Salaries and employee benefits and other operating expenses increased 3 percent from year-ago levels.

The effective tax rate was (11) percent compared to 3 percent in the year-ago quarter. The decrease in rate in the current period was primarily due to the favorable resolution of certain prior years’ tax items.

Global Commercial Services reported fourth-quarter net income of $180 million, up 75 percent from $103 million in the year–ago period.

Total revenues net of interest expense increased 11 percent to $1.2 billion, from $1.1 billion, reflecting increased spending by corporate cardmembers and higher travel commissions and fees.

Provisions for losses totaled $35 million, up from $30 million in the year-ago period.

Total expenses decreased 3 percent. Marketing, promotion, rewards and cardmember services expenses increased 13 percent from the year-ago period, primarily reflecting higher volume-related rewards costs. Salaries and employee benefits and other operating expenses decreased 5 percent from the year-ago period.

The effective tax rate was 35 percent compared to 26 percent in the year-ago quarter. The tax rate for the prior period reflected the impact of recurring permanent tax benefits in relation to the lower level of pre-tax income.

Global Network & Merchant Services reported fourth quarter net income of $324 million, up 25 percent from $259 million in the year-ago period.

Total revenues net of interest expense increased 12 percent to $1.3 billion, from $1.2 billion, reflecting higher merchant-related revenues driven by an increase in global cardmember spending, as well as an increase in revenues from Global Network Services’ bank partners.

Total expenses increased 2 percent. Marketing, promotion, rewards and cardmember services expenses increased 5 percent from the year-ago period. Salaries and employee benefits and other operating expenses increased 2 percent.

The effective tax rate was 36 percent compared to 32 percent in the year-ago quarter.

Corporate and Other reported fourth-quarter net loss of $191 million compared with a net loss of $99 million in the year-ago period. The result for the current period reflected income of $70 million ($43 million after-tax) for the previously announced settlement of Visa litigation compared to the $220 million ($136 million after-tax) from both MasterCard and Visa settlements a year ago.

# # #

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

The 2011 Fourth Quarter/Full Year Earnings Supplement will be available today on the American Express website at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss fourth-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same website.  A replay of the conference call will be available later today at the same website address.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s expected business and financial performance and are subject to risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2011, and the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated.  Prior period amounts were revised in the first quarter of 2011 to reflect various changes associated with the Company's reclassification of certain contractual lump sum payments to partners, previously recognized in Other, net, expenses, as either contra Discount revenue or Marketing and promotion expense.  Additionally, the tables reflect changes to the Company's segment allocation methodology  due to reorganization of certain businesses, such as Enterprise Growth, across its reportable operating segments.

(Preliminary)
American Express Company
Consolidated Statements of Income
(Millions)

	Quarters Ended December 31,		Percentage	Years Ended December 31,		Percentage
	2011	2010	Inc/(Dec)	2011	2010	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$4,336	$4,017	8%	$16,734	$14,880	12%
Net card fees	545	534	2	2,183	2,102	4
Travel commissions and fees	514	471	9	1,971	1,773	11
Other commissions and fees	552	519	6	2,269	2,031	12
Other	618	513	20	2,164	1,927	12
Total non-interest revenues	6,565	6,054	8	25,321	22,713	11
Interest income
Interest and fees on loans	1,654	1,676	(1)	6,537	6,783	(4)
Interest and dividends on investment securities	72	98	(27)	327	443	(26)
Deposits with banks and other	26	21	24	97	66	47
Total interest income	1,752	1,795	(2)	6,961	7,292	(5)
Interest expense
Deposits	133	140	(5)	528	546	(3)
Short-term borrowings	5	1	#	11	3	#
Long-term debt and other	437	464	(6)	1,781	1,874	(5)
Total interest expense	575	605	(5)	2,320	2,423	(4)
Net interest income	1,177	1,190	(1)	4,641	4,869	(5)
Total revenues net of interest expense	7,742	7,244	7	29,962	27,582	9
Provisions for losses
Charge card	237	183	30	770	595	29
Cardmember loans	149	37	#	253	1,527	(83)
Other	23	19	21	89	85	5
Total provisions for losses	409	239	71	1,112	2,207	(50)
Total revenues net of interest expense after provisions for losses	7,333	7,005	5	28,850	25,375	14

Expenses
Marketing and promotion	735	833	(12)	2,996	3,147	(5)
Cardmember rewards	1,463	1,334	10	6,218	5,000	24
Cardmember services	190	166	14	716	591	21
Salaries and employee benefits	1,537	1,570	(2)	6,252	5,566	12
Professional services	853	908	(6)	2,951	2,806	5
Occupancy and equipment	467	428	9	1,685	1,562	8
Communications	98	99	(1)	378	383	(1)
Other, net	242	190	27	698	356	96
Total	5,585	5,528	1	21,894	19,411	13
Pretax income from continuing operations	1,748	1,477	18	6,956	5,964	17
Income tax provision	556	415	34	2,057	1,907	8
Income from continuing operations	1,192	1,062	12	4,899	4,057	21
Income from discontinued operations, net of tax	-	-	-	36	-	#
Net income	$1,192	$1,062	12	$4,935	$4,057	22
Income from continuing operations attributable to common shareholders (A)	$1,178	$1,050	12	$4,841	$4,006	21
Net income attributable to common shareholders (A)	$1,178	$1,050	12	$4,877	$4,006	22

# - Denotes a variance of more than 100%.

(A) Represents income from continuing operations or net income, as applicable, less earnings allocated to participating share awards and other items of $14 million and $12 million for the three months ended December 31, 2011 and 2010, and $58 million and $51 million for the twelve months ended December 31, 2011 and 2010, respectively.

(Preliminary)
American Express Company
Condensed Consolidated Balance Sheets
(Billions)

	December 31, 2011	December 31, 2010

Assets
Cash	$25	$16
Accounts receivable	44	40
Investment securities	7	14
Loans	61	58
Other assets	16	19
Total assets	$153	$147

Liabilities and Shareholders' Equity
Customer deposits	$38	$30
Short-term borrowings	3	3
Long-term debt	60	66
Other liabilities	33	32
Total liabilities	134	131

Shareholders' Equity	19	16
Total liabilities and shareholders' equity	$153	$147

(Preliminary)
American Express Company
Financial Summary
(Millions)

	Quarters Ended December 31,		Percentage	Years Ended December 31,		Percentage
	2011	2010	Inc/(Dec)	2011	2010	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$3,897	$3,728	5%	$15,071	$14,462	4%
International Card Services	1,333	1,238	8	5,239	4,643	13
Global Commercial Services	1,183	1,067	11	4,625	4,127	12
Global Network & Merchant Services	1,316	1,172	12	4,942	4,305	15
	7,729	7,205	7	29,877	27,537	8
Corporate & Other	13	39	(67)	85	45	89

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$7,742	$7,244	7	$29,962	$27,582	9

Pretax income (loss) from continuing operations
U.S. Card Services	$1,168	$1,059	10	$4,129	$3,504	18
International Card Services	137	102	34	762	589	29
Global Commercial Services	276	140	97	1,075	723	49
Global Network & Merchant Services	502	381	32	1,979	1,589	25
	2,083	1,682	24	7,945	6,405	24
Corporate & Other	(335)	(205)	63	(989)	(441)	#

PRETAX INCOME FROM CONTINUING OPERATIONS	$1,748	$1,477	18	$6,956	$5,964	17

Net income (loss)
U.S. Card Services	$727	$700	4	$2,680	$2,225	20
International Card Services	152	99	54	723	537	35
Global Commercial Services	180	103	75	738	450	64
Global Network & Merchant Services	324	259	25	1,293	1,025	26
	1,383	1,161	19	5,434	4,237	28
Corporate & Other	(191)	(99)	93	(535)	(180)	#
Income from continuing operations	1,192	1,062	12	4,899	4,057	21
Income from discontinued operations, net of tax	-	-	-	36	-	#

NET INCOME	$1,192	$1,062	12	$4,935	$4,057	22

# - Denotes a variance of more than 100%.

(Preliminary)
American Express Company
Financial Summary (continued)

	Quarters Ended December 31,		Percentage	Years Ended December 31,		Percentage
	2011	2010	Inc/(Dec)	2011	2010	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Income from continuing operations attributable to common shareholders	$1.02	$0.88	16%	$4.11	$3.37	22%
Income from discontinued operations	-	-	-	0.03	-	#
Net income attributable to common shareholders	$1.02	$0.88	16%	$4.14	$3.37	23%

Average common shares outstanding (millions)	1,157	1,188	(3)%	1,178	1,188	(1)%

DILUTED
Income from continuing operations attributable to common shareholders	$1.01	$0.88	15%	$4.09	$3.35	22%
Income from discontinued operations	-	-	-	0.03	-	#
Net income attributable to common shareholders	$1.01	$0.88	15%	$4.12	$3.35	23%

Average common shares outstanding (millions)	1,163	1,194	(3)%	1,184	1,195	(1)%

Cash dividends declared per common share	$0.18	$0.18	-	$0.72	$0.72	-

Selected Statistical Information

	Quarters Ended December 31,		Percentage	Years Ended December 31,		Percentage
	2011	2010	Inc/(Dec)	2011	2010	Inc/(Dec)

Return on average equity (A)	27.7%	27.5%		27.7%	27.5%
Return on average common equity (A)	27.3%	27.2%		27.3%	27.2%
Return on average tangible common equity (A)	35.8%	35.1%		35.8%	35.1%
Common shares outstanding (millions)	1,164	1,197	(3)%	1,164	1,197	(3)%
Book value per common share	$16.15	$13.56	19%	$16.15	$13.56	19%
Shareholders' equity (billions)	$18.8	$16.2	16%	$18.8	$16.2	16%

# - Denotes a variance of more than 100%.

(A) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity, a non-GAAP measure.

(Preliminary)
American Express Company
Components of Return on Average Equity (ROE), Return on Average Common Equity (ROCE),
and Return on Average Tangible Common Equity (ROTCE)
Appendix I

(Millions)

	For the Twelve Months Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010

ROE

Net income	$4,935	$4,805	$4,663	$4,349	$4,057
Average shareholders' equity	$17,842	$17,277	$16,508	$15,564	$14,755
Return on average equity (A)	27.7%	27.8%	28.2%	27.9%	27.5%

Reconciliation of ROCE and ROTCE

Net income	$4,935	$4,805	$4,663	$4,349	$4,057
Earnings allocated to participating share awards and other	58	56	55	52	51
Net income attributable to common shareholders	$4,877	$4,749	$4,608	$4,297	$4,006

Average shareholders' equity	$17,842	$17,277	$16,508	$15,564	$14,755
Average common shareholders' equity	$17,842	$17,277	$16,508	$15,564	$14,755
Average goodwill and other intangibles	4,215	3,992	3,744	3,487	3,334
Average tangible common shareholders' equity	$13,627	$13,285	$12,764	$12,077	$11,421
Return on average common equity (A)	27.3%	27.5%	27.9%	27.6%	27.2%
Return on average tangible common equity (B)	35.8%	35.7%	36.1%	35.6%	35.1%

(A) Return on average equity and return on average common equity are calculated by dividing one year period net income/net income attributable to common shareholders by one year average total shareholders’ equity/average common shareholders' equity, respectively.

(B) Return on average tangible common equity is computed in the same manner as return on average common equity except the computation of average tangible common shareholders' equity, a non-GAAP measure, excludes from average total shareholders' equity, average goodwill and other intangibles of $4.2 billion for the quarter ended December 31, 2011, $4.0 billion for the quarter ended September 30, 2011, $3.7 billion for the quarter ended June 30, 2011, $3.5 billion for the quarter ended March 31, 2011 and $3.3 billion for the quarter ended December 31, 2010.  The Company believes that return on average tangible common equity is a useful measure of the profitability of its business.